CHISHOLM & ASSOCIATES
                   Certified Public Accountants


A Professional                 P.O. Box 540216           Office (801) 292-8756
Corporation           North Salt Lake, Utah 84054-0216      Fax (801) 292-8809
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February 12, 2004

Securities and Exchange Commission
Washington, DC 20549

Re: Earth Products & Technologies, Inc.

Gentlemen:

We have read Item 4 "CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS" contained in Earth Products & Technologies, Inc.'s 8-K and are in agreement with the statements contained therein, as they relate to our firm.



Very truly yours,

/s/ Chisholm & Associates
______________________________
Chisholm & Associates
North Salt Lake, Utah